Exhibit 10.21

FOURTH AMENDMENT TO EQUITY RESIDENTIAL 2002 SHARE INCENTIVE PLAN

THIS FOURTH AMENDMENT (the “Fourth Amendment”) to EQUITY RESIDENTIAL 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of the 1st day of February, 2006.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 annual meeting.

WHEREAS, the Company entered into a First Amendment to the Plan dated as of February 7, 2003, a Second Amendment to the Plan dated as of June 10, 2003 and a Third Amendment to the Plan dated as of April 25, 2005.

WHEREAS, the Company desires to further amend the Plan pursuant to this Fourth Amendment to increase the amount of the annual award of Share Awards and Options to each member of the Board of Trustees (excluding the Chairman of the Board and the employee trustees) from $50,000 to $75,000, effective as of January 1, 2006 (the “Increased Annual Award”).

WHEREAS, the Board of Trustees has approved the Increased Annual Award and this Fourth Amendment.

NOW THEREFORE, the Plan is further amended as follows:

1.             AMENDMENTS.     Section 3 (b) of the Plan is hereby amended, effective as of January 1, 2006, to delete each reference therein to the amount of $50,000 and replace each such reference with the amount of “$75,000.”

2.             PLAN IN FULL FORCE AND EFFECT.   After giving effect to this Fourth Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel